Exhibit 99.1

FOR IMMEDIATE RELEASE Company Information: www.labcorp.com

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

LABCORP COMPLETES ACQUISITION OF COVANCE

Combination Creates Leading Healthcare Diagnostics Company

& End-to-End Solutions for Drug Development and Commercialization

Burlington, NC— February 19, 2015 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the completion of its acquisition of Covance Inc., following its entry into a definitive purchase agreement on November 2, 2014. At closing, the purchase consideration was valued at $107.19 per Covance share, consisting of $75.76 in cash and 0.2686 LabCorp shares for each Covance share, or an equity value of approximately $6.2 billion and an enterprise value of approximately $5.7 billion. This combination creates the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services and end-to-end solutions for drug and diagnostics development and commercialization.

“We are excited to bring two industry leaders together to provide a unique and complete set of services that will benefit all healthcare stakeholders,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “Our complementary services and capabilities will enable us to pursue multiple strategic opportunities in both the clinical laboratory and drug development businesses. Through this combination, we expect to achieve significant revenue growth and generate strong cash flows, allowing us to further invest in our business, fund future expansion and create value for our shareholders.”

Mr. King added, “I have worked closely with the Covance team since November and am impressed with their talents and scientific expertise. Combined with the enormously talented people of LabCorp, we will employ our capabilities to enhance drug development, diagnostic services and the delivery of healthcare to better address the system’s demand for improved outcomes at lower costs.”

The combined company’s headquarters are located in Burlington, North Carolina. Covance Drug Development will continue to operate under the Covance name, with its headquarters in Princeton, New Jersey.

The closing of the transaction follows the receipt of all necessary regulatory requirements and approval of the transaction by Covance shareholders on February 18, 2015. With the closing of the transaction, Covance common stock will cease trading and will no longer be listed on the NYSE.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading health care diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue in excess of $8 billion in 2013 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

CONTACTS:

Investors:

Stephen Anderson

336-436-5076

investor@labcorp.com

Media:

Sard Verbinnen & Co

George Sard/Andrew Cole/Brooke Gordon

212-687-8080

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